Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE April 21, 2004 At Market Close

APAC Customer Services, Inc. Announces First Quarter 2004 Results

Deerfield, Ill., April 21, 2004 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its first quarter ended March 28, 2004. The Company reported a net loss of $1.7 million, or $.03 per share, on revenue of $71.4 million compared to net income of $2.1 million, or $.04 per share, on revenue of $86.2 million in the same period a year ago.  The 2004 first quarter results included $3.0 million of pre-tax special charges, including $2.1 million of non-cash charges related to the impairment of unutilized software assets and $.9 million of restructuring charges associated with the implementation of certain cost reduction initiatives.

Revenue decreased $3.5 million from the fourth quarter of 2003 due to the previously reported decision by a large communications client to bring certain programs in house. The decline in revenue from the first quarter of 2003  resulted from this decision and a cutback in consumer marketing by several financial services clients, partly in response to the roll out of the national do-not-call registry last October.

Gross margin of 15.8% for the quarter declined from 17.6% in the fourth quarter of 2003 primarily due to higher labor costs and lower pricing related to certain client programs.  Gross margin decreased by 3.7 percentage points from the first quarter of 2003 principally due to the impact of lower capacity utilization, higher labor costs and softening prices.

Selling, general and administrative expenses decreased $2.2 million, or 16.8% year over year, in line with the percentage decline in revenue.

As of March 28, 2004, the Company reported cash and cash equivalents of $6.8 million, a decrease of $4.6 million from the beginning of the year.  The Company used cash to pay down certain current liabilities and fund investments in technology and facilities.

Robert J. Keller, APAC Customer Services’ CEO commented, “Since joining the Company on March 15th and meeting many of our employees, clients, and prospects, I am even more excited about APAC’s future growth opportunities. By investing in our people, processes and technologies, I am confident we will deliver value to our clients and shareholders. I look forward to sharing our successes as we reposition ourselves to create a differentiated brand within our industry segment and I believe those results will be evident by the fourth quarter of this year.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CDT Thursday, April 22nd.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CDT on Thursday, April 29, 2004 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 472473.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer interaction solutions for market leaders in communications, financial services, insurance, healthcare, logistics and travel and hospitality.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 10,200 people and maintains 27 customer interaction centers.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements.  Refer to the Company’s Annual Report on Form 10-K for the year ended December 28, 2003 for a description of such factors.  This filing is available on a web site maintained by the SEC at http://www.sec.gov/.

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APAC Customer Services, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except for per share data)

	Thirteen Weeks Ended
	March 28, 2004	March 30, 2003	Increase (Decrease) %

Net revenue	$71,404	$86,197	-17%
Cost of services	60,130	69,428	-13%
Gross profit	11,274	16,769	-33%

Operating expenses:
Selling, general and administrative expenses	10,819	12,996	-17%
Restructuring and other charges	851	—	—
Asset impairment charge	2,110	—	—
Total operating expenses	13,780	12,996	6%

Operating Income (loss)	(2,506)	3,773	-166%
Interest expense, net	160	353	-55%

Income (loss) before income taxes	(2,666)	3,420	-178%

Provision (benefit) for income taxes	(1,013)	1,300	-178%
Net income (loss)	$(1,653)	$2,120	-178%
Income (loss) per share:

Basic	$(0.03)	$0.04
Diluted	$(0.03)	$0.04

Weighted average shares outstanding:

Basic	49,447	49,422
Diluted	49,498	49,444

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	March 28, 2004	December 28, 2003

Assets

Current Assets:
Cash and cash equivalents	$6,790	$11,428
Accounts receivable, net	45,377	46,896
Other current assets	10,643	9,218
Total current assets	62,810	67,542

Property and Equipment, net	22,469	24,147

Goodwill and Intangibles, net and Other Assets	42,259	42,904

Total Assets	$127,538	$134,593

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt	$397	$389
Accounts Payable and other current liabilities	46,139	51,472
Total current liabilities	46,536	51,861

Long-term Debt, less current maturities	211	313

Other Liabilities	1,750	1,689

Total Shareholders’ Equity	79,041	80,730

Total Liabilities and Shareholders’ Equity	$127,538	$134,593

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	March 28, 2004	March 30, 2003

Operating activities:
Net income (loss)	$(1,653)	$2,120
Depreciation and amortization	2,720	3,131
Non-cash restructuring	47	—
Asset Impairment charges	2,110	—
Deferred income taxes	(78)	(80)
Change in operating assets and liabilities	(5,156)	(3,541)
Net cash provided (used) by operations	(2,010)	1,630

Investing activities:
Purchases of property and equipment, net	(2,545)	(2,564)
Net cash used by investing activities	(2,545)	(2,564)

Financing activities:
Payments on long-term debt	(94)	(160)
Repayments under revolving credit facility	—	(1,500)
Stock and warrant transactions	11	34
Net cash used by financing activities	(83)	(1,626)

Net change in cash and cash equivalents:	(4,638)	(2,560)

Beginning cash balance	11,428	14,530

Ending cash balance	$6,790	$11,970